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EXHIBIT 16.1


                         [LETTERHEAD OF MOSS ADAMS LLP]



Securities and Exchange Commission
Washington, DC  20549

Gentlemen:

We were previously principal accountants for Geographics, Inc. (the Company) and on May 7, 1999 we reported on the consolidated financial statements of Geographics, Inc. as of March 31, 1999 and March 31, 1998 and for each of the years in the three-year period ended March 31, 1999. On February 29, 2000, we were terminated as principal accountants of the Company. We have read the Company's statements included under Item 4 of its Form 8-K filed with the commission on March 8, 2000 and have the following comments.

The Company's Form 8-K indicates we were dismissed on March 1, 2000. The notice of the dismissal we received from the Company was date February 29, 2000.

At the time of our dismissal as auditors for Geographics, Inc., we had discussions with the Company concerning the adequacy of reserves and accruals recognized in past financial statements. In our opinion, these discussions were considered disagreements as determined by Item 304(a)(iv) of Regulation S-K, which if not resolved, would have caused us to make reference to the subject matter in our audit report. These matters, and their effects on previously issued financial statements taken as a whole, were thoroughly reviewed and discussed with management of the Company. Additionally, Moss Adams, the Company, and KPMG participated in telephone conversations regarding such matters prior to our dismissal. It is clear to us, that based upon the wording of the Form 8-K and discussions with the Company, an understanding was reached and no restatement of prior financial statements is necessary.

We cannot confirm the following statements made in the Form 8-K filed on March 8, 2000.

     1. That KMPG has been engaged as the Company's auditors
     2. That the change in auditor was approved by the Company's Board of Directors
     3. That KPMG, when having informal discussions with the Company concerning the adequacy of reserves and accruals in past financial statements, has not made any determination on such matters.


/s/ Moss Adams LLP


Bellingham, Washington
March 22, 2000